EXHIBIT 5(a)


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                                                                    Exhibit 5(a)





                             Thomas R. Saldin, Esq.
                    Senior Vice President and General Counsel
                                  IDACORP, Inc.
                             1221 West Idaho Street
                             Boise, Idaho 83702-5627


                                                   May 30, 2007


IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

          I am General Counsel to IDACORP, Inc., an Idaho corporation (the "Company"), and have acted as such in connection with the registration statement on Form S-8 (the "Registration Statement"), which the Company proposes to file on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the issuance and sale by the Company of 100,000 shares of its common stock, without par value (the "Stock"), and the preferred share purchase rights attached thereto (the "Rights") (the Stock and the Rights collectively referred to as the "Shares") pursuant to the IDACORP, Inc. Restricted Stock Plan, as amended (the "Plan").

          For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Plan; (iii) the Rights Agreement, dated as of September 10, 1998, as amended, between the Company and Wells Fargo Bank, N.A., as successor to The Bank of New York, as Rights Agent (the "Rights Agreement"); (iv) the Articles of Incorporation, as amended, and Amended Bylaws of the Company, as in effect on the date hereof; (v) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, the Rights Agreement and the issuance and delivery of the Shares; and (vi) such other instruments, documents, certificates and records as I have deemed necessary or appropriate for the purposes hereof. In such examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, Plan, Rights Agreement, Articles of Incorporation, Amended Bylaws, resolutions, instruments, records, certificates and documents.


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IDACORP, Inc.
May 30, 2007
Page 2


          Based upon the foregoing, and subject to the qualifications herein expressed, I am of the opinion that:

     (1) The Company is a corporation validly existing under the laws of the State of Idaho;

     (2) The issuance of the Stock has been duly authorized by the Board of Directors of the Company;

     (3) The Stock will be validly issued, fully paid and non-assessable when the Stock shall have been issued, sold and delivered pursuant to the terms and provisions of the Plan and for the consideration contemplated thereby;

     (4) The issuance of the Rights has been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the Rights Agreement, the Rights will be validly issued; and

     (5) The Stock to be purchased in the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto are validly issued.

          The matters relating to the Shares are governed by the law of the State of Idaho. In regard to the Rights, I note that Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law each provides that nothing contained in either the Idaho Control Share Acquisition Law (Sections 30-1601 through 30-1614) or the Idaho Business Combination Law (Sections 30-1701 through 30-1710), respectively, is intended to limit the corporate powers or authority of an "issuing public corporation" (as defined in such statutes), such as the Company, to take actions "which the directors may appropriately determine to be in furtherance of the protection of the interests of the corporation and its shareholders, including without limitation the authority to . . . enter into . . . arrangements," such as the Rights Agreement, that "deny rights . . . to the holder or holders of at least a specified number of shares or percentage of share ownership or voting power in certain circumstances."

          Because I am not aware of any court decision applying the law of the State of Idaho that addresses the effect of these statutory provisions or the validity of plans similar to the Rights Agreement, it is difficult to express a professional judgment as to how a court applying the law of the State of Idaho would rule with respect to the issues relating to the Rights. Nevertheless, I am able to advise you of my conclusion concerning how a court applying the law of the State of Idaho (including, but not limited to, Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law) likely would rule. I have concluded that a court applying the law of the State of Idaho, when presented with novel questions concerning takeover matters, such as the effect of the statutory provisions cited above, the adoption by the Company of the Rights Agreement and the status of the Rights, most likely would apply the corporate law of the State of Delaware, the most fully developed body of corporate law in the United States. Accordingly, in rendering this opinion, I have assumed that Delaware corporate law, as expressed in court decisions applying that law, with which I am


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IDACORP, Inc.
May 30, 2007
Page 3


familiar, provides an indication of what standards a court would apply if it were required to apply the law of the State of Idaho considering the matters relating to the Rights. If, however, such a court did not apply the corporate law of Delaware to the Rights Agreement and the Rights, I cannot express a professional judgment as to the conclusions such a court would reach or as to the effect of such conclusions, whether positive or negative, on the Rights.

          With respect to this opinion, I do not hold myself out as an expert on the laws of any state other than the State of Idaho. My opinions expressed above are limited to the laws of the State of Idaho, the General Corporation Law of the State of Delaware and the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me contained therein under the heading "Interests of Named Experts and Counsel." In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                             Very truly yours,


                                             /s/ Thomas R. Saldin
                                             Thomas R. Saldin